                                                               Exhibit 99(a)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                         RENAISSANCE HOTEL GROUP N.V.
                                      AT
                             $30.00 NET PER SHARE
                                      BY
                         MARRIOTT INTERNATIONAL, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY
        TIME, ON SATURDAY, MARCH 29, 1997, UNLESS THE OFFER IS EXTENDED.


  THE BOARD OF MANAGING DIRECTORS OF RENAISSANCE HOTEL GROUP N.V. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER, DETERMINED THAT THE OFFER IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE SHAREHOLDERS OF THE COMPANY.

                                ---------------

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE CAPITAL STOCK ENTITLED TO VOTE AND THEN OUTSTANDING (THE "MINIMUM CONDITION"). THE MINIMUM CONDITION MAY BE WAIVED BY MARRIOTT INTERNATIONAL, INC. (THE "PURCHASER"). SEE SECTION 15.

                                ---------------

  THE OFFER IS BEING MADE PURSUANT TO AN ACQUISITION AGREEMENT DATED AS OF FEBRUARY 17, 1997 BETWEEN THE PURCHASER AND THE COMPANY. THE PURCHASER ALSO HAS ENTERED INTO AN AGREEMENT (THE "SHAREHOLDER AGREEMENT") WITH DIAMANT HOTEL INVESTMENTS N.V. (THE "PRINCIPAL SHAREHOLDER"). PURSUANT TO THE SHAREHOLDER AGREEMENT, THE PRINCIPAL SHAREHOLDER HAS AGREED, AMONG OTHER THINGS, TO TENDER AND NOT WITHDRAW ITS SHARES IN THE OFFER. THE PRINCIPAL SHAREHOLDER ALSO HAS GRANTED TO THE PURCHASER AN OPTION TO PURCHASE ALL SHARES OWNED BY THE PRINCIPAL SHAREHOLDER UNDER SPECIFIED CIRCUMSTANCES, AND HAS MADE CERTAIN AGREEMENTS WITH RESPECT TO VOTING ITS OWNED SHARES IN FAVOR OF THE OFFER. SEE INTRODUCTION AND SECTION 10.

                                ---------------

  IT IS THE CURRENT INTENTION OF THE PURCHASER TO CAUSE THE COMPANY TO DELIST THE SHARES FROM THE NEW YORK STOCK EXCHANGE, INC. AND TO TERMINATE THE REGISTRATION OF THE SHARES UNDER THE SECURITIES EXCHANGE ACT OF 1934, AFTER CONSUMMATION OF THE OFFER, IF THE REQUIREMENTS FOR SUCH DELISTING AND TERMINATION OF REGISTRATION ARE MET. AS A RESULT, A NON-TENDERING SHAREHOLDER MAY IN THE FUTURE HOLD A HIGHLY ILLIQUID INVESTMENT WITH NO ASSURANCE AS TO THE TIMING OF ANY OPPORTUNITY FOR DISPOSITION. SEE SECTIONS 11 AND 12.

                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of such holder's Shares (as defined herein) should either (a) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificates representing the tendered Shares and all other required documents to First Chicago Trust Company of New York (the "DEPOSITARY"), or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (b) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares.

  Any shareholder who desires to tender such holder's Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

  Questions and requests for assistance and for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the other tender offer materials may also be obtained from brokers, dealers, commercial banks or trust companies.

                                ---------------

                     THE DEALER MANAGER FOR THE OFFER IS:
                             SALOMON BROTHERS INC

                                ---------------

February 24, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 INTRODUCTION............................................................    1
  1. Terms of the Offer.................................................     2
  2. Acceptance for Payment and Payment.................................     3
  3. Procedures for Tendering Shares....................................     4
  4. Withdrawal Rights..................................................     6
  5. Certain Tax Considerations.........................................     6
  6. Price Range of Shares; Dividends...................................     9
  7. Certain Information Concerning the Company.........................     9
  8. Certain Information Concerning the Purchaser.......................    11
  9. Sources and Amounts of Funds.......................................    14
 10. Background of the Offer; The Acquisition Agreement; The Shareholder
      Agreement; The Confidentiality Agreement..........................    15
 11. Purpose of the Offer; Plans for the Company........................    24
 12. Effect of the Offer on the Market for the Shares; Exchange Act
      Registration; Margin Regulations..................................    26
 13. Dividends and Distributions........................................    27
 14. Extension of Tender Period; Amendment; Termination.................    28
 15. Conditions to the Offer............................................    29
 16. Certain Legal Matters; Regulatory Approvals........................    30
 17. Fees and Expenses..................................................    32
 18. Miscellaneous......................................................    32
 Schedule I--Directors and Executive Officers of the Purchaser

To the Holders of Common Stock of
Renaissance Hotel Group N.V.

                                 INTRODUCTION

  Marriott International, Inc., a Delaware corporation (the "PURCHASER"), hereby offers to purchase all outstanding shares of common stock, par value
0.01 Netherlands Guilders (the "SHARES"), of Renaissance Hotel Group N.V., a Netherlands limited liability company (the "COMPANY"), at $30.00 per Share, net to the seller in cash, without interest thereon (the "OFFER PRICE"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any supplements or amendments thereto collectively constitute the "OFFER").

  Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Salomon Brothers Inc ("SALOMON BROTHERS") which is acting as the Dealer Manager for the Offer (in such capacity, the "DEALER MANAGER"), First Chicago Trust Company of New York (the "DEPOSITARY"), and MacKenzie Partners, Inc. (the "INFORMATION AGENT"), incurred in connection with the Offer. See Section
17. For purposes of this Offer to Purchase, references to "SECTION" are references to a section of this Offer to Purchase, unless the context otherwise requires.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE CAPITAL STOCK ENTITLED TO VOTE AND THEN OUTSTANDING (THE "MINIMUM CONDITION"). THE MINIMUM CONDITION MAY BE WAIVED BY THE PURCHASER. SEE SECTION 15.

  THE BOARD OF MANAGING DIRECTORS OF THE COMPANY (THE "BOARD" OR "BOARD OF MANAGING DIRECTORS") HAS UNANIMOUSLY APPROVED THE OFFER, DETERMINED THAT THE OFFER IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE SHAREHOLDERS OF THE COMPANY.

  The Offer is being made pursuant to an Acquisition Agreement dated as of February 17, 1997 (the "ACQUISITION AGREEMENT") by and between the Company and the Purchaser.

  The Acquisition Agreement provides, among other things, that in accordance with the provisions of the Dutch Civil Code (the "DCC"), as soon as practicable after the consummation of the Offer, the Purchaser may, at its sole discretion, take all actions necessary and proper under the DCC to commence the process leading to a Compulsory Buy-Out (the "BUY-OUT") in accordance with Section 2:92a of the DCC, to acquire, at a judicially determined price, all the issued Shares not acquired by the Purchaser in the Offer. The DCC requires that, in order to implement the Buy-Out, the Purchaser and other corporations belonging to its corporate group must hold ninety-five percent (95%) of the issued and outstanding capital stock of the Company. The Purchaser intends to initiate the Buy-Out process if, upon consummation of the Offer, the Purchaser holds sufficient Shares to be eligible for such procedure under the DCC.

  The Acquisition Agreement also provides that, if the Purchaser acquires less than ninety-five percent (95%) of the outstanding Shares pursuant to the Offer, then the Purchaser may elect, to the extent permitted by the DCC, to effectuate a statutory merger (a "STATUTORY MERGER") involving the Company as a disappearing entity pursuant to Section 2:308 et seq. of the DCC, in which case, to the extent permitted by the DCC, the merger consideration shall be the same as (or shall provide equivalent value to) the Offer Price. See
Section 11.

  Morgan Stanley & Co. Incorporated ("MORGAN STANLEY"), financial advisor to the Company, has delivered to the Board of Managing Directors a written opinion dated February 17, 1997 to the effect that, as of such date and based upon its review and analysis and subject to the limitations set forth therein, the consideration to be received by the holders of Shares in the Offer is fair from a financial point of view to such holders. A copy of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9"), which is being mailed to shareholders concurrently herewith, and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley.

  The Purchaser has entered into an agreement dated as of February 17, 1997 (the "SHAREHOLDER AGREEMENT") with Diamant Hotel Investments N.V., a Netherlands Antilles corporation (the "PRINCIPAL SHAREHOLDER"). Pursuant to the Shareholder Agreement, the Principal Shareholder has agreed, among other things, to tender and not withdraw its Shares in the Offer. The Principal Shareholder also has granted to the Purchaser an option to purchase all shares owned by the Principal Shareholder under specified circumstances, and has made certain agreements with respect to voting its owned Shares in favor of the Offer. Based upon representations made by the Principal Shareholder to the Purchaser, as of the date of the Shareholder Agreement, the Principal Shareholder held 16,368,000 Shares representing approximately 54.37% of the outstanding Shares. See Section 10.

  According to the Company, as of February 17, 1997, (i) 30,100,000 Shares were validly issued and outstanding, and (ii) 1,787,000 Shares were reserved for future issuance upon exercise of outstanding options to purchase Shares ("COMPANY OPTIONS") granted to directors, officers, employees and consultants of the Company pursuant to the Company's Amended and Restated 1995 Stock Option Plan (the "COMPANY STOCK OPTION PLAN").

  Based upon information provided by the Company and assuming no stock options are exercised prior to consummation of the Offer, the Purchaser understands that the Minimum Condition would be satisfied if at least 27,090,000 Shares are validly tendered and not withdrawn prior to the Expiration Date.

  Assuming no stock options are exercised prior to consummation of the Offer, tender of Shares in the Offer by the Principal Shareholder in accordance with the terms of the Shareholder Agreement would provide the Purchaser with at least a 54.37% equity interest in the Company. Accordingly, assuming the tender of Shares by the Principal Shareholder in accordance with the Shareholder Agreement and assuming no Company Options are exercised prior to consummation of the Offer, a further 10,722,000 Shares would need to be tendered by other shareholders in order to satisfy the Minimum Condition.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "EXPIRATION DATE" means 12:01 A.M., New York City time, on Saturday, March 29, 1997, unless and until the Purchaser, subject to the terms of the Acquisition Agreement, shall have extended the period of time during which the Offer is open, in which event the term "EXPIRATION DATE" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  Pursuant to the Acquisition Agreement, the Purchaser, subject to the terms and conditions of the Offer, may, at its discretion, extend the period of time during which the Offer is open if the Offer would otherwise expire before the Conditions (as defined at Section 15) are satisfied or waived. The Purchaser will not otherwise extend the period of time during which the Offer is open unless any of the Conditions (as defined at Section 15) shall not have been satisfied.

  Subject to the terms of the Acquisition Agreement and the rules of the Securities and Exchange Commission (the "COMMISSION"), the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred or shall have been determined by the Purchaser to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Without the consent of the Company, no amendment may be made which (x) decreases the Offer Price or changes the form of consideration payable in the Offer, (y) decreases the number of Shares sought, or (z) imposes additional conditions to the Offer or amends any other term of the Offer in any manner adverse to the holders of Shares.

  The Offer is subject to certain conditions set forth in Section 15, including satisfaction of the Minimum Condition and the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"). If any such condition is not satisfied prior to the expiration of the Offer, the Purchaser may, subject to the terms of the Acquisition Agreement, (i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, (iii) other than as described in Section 15, waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn by the Expiration Date or (iv) delay acceptance for payment of, or (whether or not the Shares have theretofore been accepted for payment) payment for, any Shares tendered and not withdrawn, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. For a description of the Purchaser's right to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see Section 14.

  The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Date as soon as practicable after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 15. For a description of the Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 14.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting such payments to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section
3)), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) (unless, in the case of a book-entry transfer, an Agent's Message (as defined below in Section 3) is utilized) and any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occur at different times. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

  If the Purchaser increases the consideration to be paid for Shares pursuant to the Offer, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment. The Acquisition Agreement permits the Purchaser to assign its rights and delegate its obligations to a wholly-owned subsidiary, provided that such assignment and delegation does not relieve the Purchaser of its obligations under the Acquisition Agreement. The Purchaser is in the process of establishing a Netherlands private limited liability company as its indirect wholly-owned subsidiary and expects, upon completion of the incorporation process and prior to the consummation of the Offer, to assign its rights and delegate its obligations to purchase Shares tendered in the Offer to such subsidiary.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for Shares not purchased or tendered will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities), without expense to the tendering shareholder, as promptly as practicable after the expiration or termination of the Offer.

3. PROCEDURES FOR TENDERING SHARES

  Valid Tender. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) certificates for Shares to be tendered must be received by the Depositary along with the Letter of Transmittal or (ii) such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures described below. The term "AGENT'S MESSAGE" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each of The Depository Trust Company and the Philadelphia Depository Trust Company (collectively referred to as the "BOOK-ENTRY TRANSFER FACILITIES") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a recognized member of a Medallion Signature Guarantee Program or by any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (each of the foregoing, an "ELIGIBLE INSTITUTION"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or
(b) if such Shares are tendered for the account of an Eligible Institution.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary prior to the Expiration Date as provided below; and

    (iii) the certificates for such Shares, in proper form for transfer (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile) thereof or, in the case of book-entry, an Agent's Message, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "TRADING DAY" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH BOOK-ENTRY TRANSFER FACILITIES, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Back-up U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain shareholders pursuant to the Offer. In order to avoid such backup withholding, each tendering shareholder must provide the Depositary with such shareholder's correct taxpayer identification number and certify that such shareholder is not subject to back-up U.S. federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal (see Instruction 10 of the Letter of Transmittal) or by filing a Form W-9 with the Depositary prior to any such payments. If the shareholder is a nonresident alien or foreign entity not subject to backup withholding, the shareholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

  Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as the shareholder's attorneys and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the shareholder's rights with respect to the Shares tendered by the shareholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Acquisition Agreement). All such proxies and powers of attorney shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon acceptance for payment of the Shares by the Purchaser. Upon such acceptance for payment, all prior proxies and consents given by the shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies or powers of attorney may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser is able to exercise full voting and other rights with respect to such Shares (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been properly made until all defects and irregularities relating thereto have been cured or waived. The Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

4. WITHDRAWAL RIGHTS

  Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after April 24, 1997, unless theretofore accepted for payment as provided in this Offer to Purchase.

  To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSIDERATIONS

  U.S. Federal Income Tax Consequences. The following summary addresses the material U.S. federal income tax consequences to holders of Shares who sell their Shares in the Offer. The summary does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States, who are employees and who acquired their Shares pursuant to the exercise of compensatory stock options or who are entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "CODE") (such as insurance companies, tax-exempt entities and regulated investment companies); nor, other than to the limited extent expressly set forth below, does this summary address the effect of any applicable foreign, state, local or other tax laws. The discussion assumes that each holder of Shares holds such Shares as a capital asset within the meaning of Section 1221 of the Code. The U.S. federal income tax discussion set forth below is included for general information only and is based upon present law. The precise tax consequences of the Offer will depend on the particular circumstances of the holder. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE PROPOSED TRANSACTION.

  The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder who receives cash for Shares pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Under current law, gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer.

  Under current law, the maximum U.S. federal tax rate applicable to long-term capital gains recognized by an individual is 28%, and the maximum U.S. federal tax rate applicable to ordinary income (including dividends and short-term capital gains recognized by individuals) is 39.6%. The maximum U.S. federal tax rate applicable to all capital gains and ordinary income recognized by a corporation is 35%. It is possible that legislation may be enacted that would reduce the maximum U.S. federal tax rate applicable to long-term capital gains, possibly with retroactive effect. It is not possible to predict whether or in what form any such legislation may be enacted.

  Withholding. Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code (and regulations promulgated thereunder), such shareholder may be subject to a "backup" withholding tax of 31% with respect to any payments received in the Offer. Shareholders should contact their brokers to ensure compliance with such procedures. Foreign shareholders should consult with their tax advisors regarding withholding taxes in general.

  Netherlands Tax on Sale of Shares in the Offer. No Netherlands withholding tax applies on the sale or disposition of Shares to persons other than the Company and affiliates of the Company. The Purchaser has been advised that no Netherlands withholding tax should apply to a sale of Shares pursuant to the Offer. Shareholders holding, alone or with certain related parties, directly or indirectly, 5% or more of the Company's Shares may be subject to Netherlands income tax or corporation tax, as the case may be, on the sale or disposition of Shares.

  Buy-Out. If the Purchaser is able to implement the Buy-Out as described at
Section 11 below, then each non-tendering Shareholder would be compelled to sell its Shares to the Purchaser at a judicially determined price. The Purchaser has been advised that no Netherlands withholding tax should apply to sale of Shares in the Buy-Out.

  Sale of U.S. Companies and Dividend of Proceeds. After consummation of the Offer, the Purchaser may, among other possible actions, cause the Company to sell to the Purchaser or an affiliate of the Purchaser the shares of Renaissance Hotel Holdings, Inc., a Delaware corporation ("RHHI"), a wholly-owned subsidiary of the Company. RHHI holds all of the Company's interests in the Company's U.S. operations. See Section 11 below. The purchase price would be the fair market value as determined by an independent investment banking firm. The purchase price for RHHI, though not yet valued, is expected to be a substantial portion of the value of the Company. The Purchaser intends that substantially all proceeds to the Company from this sale would be distributed by the Company as a dividend to its shareholders.

  Any such dividend paid to non-tendering shareholders who are not Netherlands residents would be subject to Netherlands dividend withholding tax on the entire amount of the dividend or a portion thereof, generally at a rate equal to 25% (shareholders holding, alone or with certain related parties, directly or indirectly 5% or more of a company's shares may also be subject to Netherlands income tax or corporation tax, as the case may be). A shareholder may be eligible for a reduction or refund of Netherlands dividend withholding tax under a tax convention which is in effect between the country of residence of the shareholder and The Netherlands. The Netherlands has concluded such conventions with, among others, the United States, Canada, Switzerland, Japan, and all EU Member States except Portugal. Under such conventions, the Netherlands dividend withholding tax is reduced to 15% or a lower rate.

  Under the United States-Netherlands income tax treaty of 1992 (the "TREATY"), the dividend withholding rate on dividends paid by the Company to a U.S. individual, corporation, trust or estate (a "U.S. SHAREHOLDER") may be reduced to 5% or 15% if the U.S. Shareholder meets certain tests contained in the Treaty. An individual will satisfy the Treaty test, and be subject to withholding at a 15% rate, if he or she is a U.S. resident within the meaning of the Treaty. A U.S. corporation, trust or estate should contact its tax advisors to determine whether it will be eligible for the reduced Treaty rate. Under the Treaty, in certain circumstances, dividends paid by the Company to U.S. pension funds and U.S. exempt organizations may be eligible for an exemption from dividend withholding tax.

  The dividend payable after a sale of RHHI would be equivalent to that portion of the value of non-tendering shareholder's Shares attributable to the U.S. companies. As a result, a non-Netherlands resident shareholder who does not tender in the Offer would receive a portion of the value of such shareholder's Shares as a dividend which would be subject to Netherlands withholding taxes. As noted in Section 2 above, the Purchaser intends to assign its rights to purchase Shares in the Offer to a Netherlands private limited liability company that the Purchaser is in the process of establishing and that will be a wholly-owned indirect subsidiary of the Purchaser. If the Shares purchased in the Offer are held by a Netherlands private limited liability company, then no Netherlands withholding tax should be payable upon receipt by such entity of the dividend paid after a sale of RHHI.

  Section 338 Election. Following consummation of the Offer (and assuming the purchase in the Offer of at least 80% of the Shares), the Purchaser may make an election under Section 338 of the Code (a "SECTION 338 ELECTION") to treat the Company for U.S. federal income tax purposes as if it sold all its assets pursuant to a plan of complete liquidation at the end of the day on which the Offer is consummated. The Company then will be treated for U.S. federal income tax purposes as a new corporation that purchased the assets on the day following such date. As a result of the Section 338 Election, the Company's basis in the stock of each direct subsidiary of the Company (including RHHI) will be adjusted pursuant to the Code to equal its fair market value. Except to the extent provided in the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"), such a Section 338 Election should not result in any taxable gain to the Company for U.S. federal income tax purposes. However, if RHHI is determined to be a "United States real property holding corporation," as defined in FIRPTA, and if a Section 338 Election is made, the Company will recognize gain (or loss) with respect to its ownership interest in RHHI equal to the difference between the fair market value of such stock and the adjusted basis in such stock immediately before such election, and will be subject to U.S. federal income tax on such gain at rates of up to 35%, and may also be subject to withholding tax and certain other requirements. The Purchaser is currently considering the tax aspects of a Section 338 Election.

6. PRICE RANGE OF SHARES; DIVIDENDS

  The Shares are traded on the NYSE under the symbol "RHG." The following table sets forth, for the fiscal quarters indicated, the high and low closing prices per Share as reported by the NYSE:

                                                                HIGH     LOW
                                                               ------- -------
   Fiscal Year Ended June 30, 1996:
     Quarter ended September 30, 1995*........................ $18     $17
     Quarter ended December 31, 1995.......................... $25 1/2 $17 1/8
     Quarter ended March 31, 1996............................. $25 7/8 $19 3/4
     Quarter ended June 30, 1996.............................. $22 5/8 $19
   Fiscal Year Ending June 30, 1997:
     Quarter ended September 30, 1996......................... $22 1/2 $19
     Quarter ended December 31, 1996.......................... $22 7/8 $12 5/8
     Quarter ending March 31, 1997 (through February 21,
      1997)................................................... $29 3/4 $22 1/2

--------
* Represents the activity from the date of the Company's initial public offering (September 27, 1995) through the end of the first quarter of fiscal year 1996 (September 30, 1995).

  No cash dividends have been declared or paid on the Shares since the Company's initial public offering on September 27, 1995. The Acquisition Agreement prohibits the Company from declaring or paying any dividends until the consummation of the Offer.

  On February 14, 1997, the last full trading day prior to announcement of the Acquisition Agreement, the last reported sales quotation per Share on the NYSE was $25 1/8. On February 21, 1997, the last full trading day prior to the commencement of the Offer, the last reported sales quotation per Share on the NYSE was $29 5/8.

  SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company is a limited liability company incorporated under the laws of the Kingdom of the Netherlands with its principal offices located at c/o Renaissance Hotels International, 17th Floor, New World Tower II, 18 Queen's Road, Central, Hong Kong. The Company was formed in June 1995 to succeed to the hotel management and franchise business of New World Development Company Limited, a Hong Kong corporation, and its affiliates.

  The Company offers lodging products under the Renaissance, New World and Ramada International brand names on five continents. Renaissance hotels are luxury properties located in business and financial centers throughout the world and in selected resort destinations. New World hotels are upscale properties located in major cities throughout Asia. Ramada International hotels are mid-priced properties located outside the United States.

  As of December 31, 1996, the Company had a portfolio of 150 hotels with 46,369 rooms, including (i) management agreements for 63 Renaissance hotels, 15 New World hotels and 33 Ramada International hotels, and (ii) franchise agreements for eight Renaissance hotels and 31 Ramada International hotels. The Company owns the Renaissance, New World and Ramada marks world-wide and has exclusively licensed the use of the Ramada name in the United States and Canada to unaffiliated parties. There were approximately 825 Ramada hotels in the United States as of September 30, 1996 and 34 Ramada hotels in Canada as of December 31, 1996, which were sublicensed pursuant to exclusive license agreements.

  As of December 31, 1996, the Company had entered into management or franchise agreements for an additional 34 hotels (21 of which were under construction), representing planned additions of approximately 9,467 rooms to the Company's base of 46,369 rooms.

  On January 6, 1997, the Company and Doubletree Corporation ("DOUBLETREE") announced that their respective boards of directors approved a memorandum of understanding for the proposed acquisition of the Company by Doubletree, with holders of Shares to receive consideration per Share consisting of $8.00 cash and 0.4342 shares of Doubletree common stock, subject to adjustment. See
Section 10 below. A copy of the memorandum of understanding is attached to the Company's report on Form 6-K filed with the Commission on January 7, 1997. The memorandum of understanding provided that, if the Company entered into a merger or acquisition agreement with a party other than Doubletree within 120 days, the Company would pay Doubletree a termination fee of $15 million.

  The Company is subject to the information requirements of the Exchange Act applicable to a foreign private issuer, and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in periodic statements distributed to the Company's shareholders and filed with the Commission. These reports, and other information, including the Company's Annual Report on Form 20-F for the year ended June 30, 1996 (the "COMPANY 20-F") and the Schedule 14D-9, should be available for inspection and copying at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The Commission also maintains an Internet site on the world wide web at http://www.sec.gov that contains reports and other information.

  The above information concerning the Company has been taken from or based upon the Company 20-F and other publicly available documents on file with the Commission, other publicly available information and information provided by the Company. Although the Purchaser has no knowledge that would indicate that such information is untrue, the Purchaser takes no responsibility for, or makes any representation with respect to, the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

  A copy of this Offer to Purchase, and certain of the agreements referred to herein, are attached to the Purchaser's Tender Offer Statement on Schedule 14D-1, dated February 24, 1997 (the "SCHEDULE 14D-1"), which has been filed with the Commission. The Schedule 14D-1 and the exhibits thereto, along with such other documents as may be filed by the Purchaser with the Commission, may be examined and copied from the offices of the Commission in the manner set forth in the sixth paragraph of this Section 7.

  Summary Financial Information for the Company. The following table sets forth certain summary consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited financial statements contained in the Company 20-F and the unaudited financial information contained in the Company's Quarterly Reports on Form 6-K for the six months ended December 31, 1996 and December 31, 1995. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such documents (which may be inspected and obtained as described above), including the financial statements and related notes contained therein. The Purchaser assumes no responsibility for the accuracy of the financial information set forth below.

                         RENAISSANCE HOTEL GROUP N.V.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                            SIX MONTHS ENDED
                               DECEMBER 31    FISCAL YEAR ENDED JUNE 30
                            ----------------- -----------------------------
                              1996     1995     1996   1995(1)     1994(1)
                            -------- -------- -------- --------    --------
                               (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA
Net sales and operating
 revenues and
 other revenues............ $ 67,117 $ 62,036 $128,294 $116,830    $100,936
Net income.................   17,934   14,543   31,849   10,115      10,249
BALANCE SHEET DATA (AT END
 OF PERIOD)
Working capital............   83,923   33,017   58,636  (75,657)    (32,051)
Total long-term
 indebtedness..............  132,234  136,121  132,158   49,367     101,095
Total assets...............  325,177  298,578  306,483  254,222     293,921
Shareholders' equity.......   74,155   42,768   56,884   28,372(3)   40,006(3)
PER SHARE DATA(2)
Earnings per common share
 (and common share
 equivalents)..............     0.60     0.48     1.05      --          --
Earnings per share on a
 fully diluted basis.......     0.60     0.48     1.05      --          --
WEIGHTED AVERAGE SHARES
Weighted average number of
 shares outstanding during
 the period................   30,100   30,100   30,269      --          --

--------
(1) Data for the periods prior to July 1, 1995 present the combined assets and liabilities and results of operations of the Company on a carved-out basis. Because the Company did not prepare separate financial statements prior to July 1, 1995, such financial statements were derived by extracting the assets, liabilities and results of operations of the Company from the consolidated assets, liabilities and results of operations of New World Development Company Limited, a Hong Kong corporation, and its affiliates (these entities referred to collectively as "New World Group Members").
(2) Per share data has not been presented for fiscal years ended June 30, 1995 and June 30, 1994 because the Company was not publicly held during those years.
(3) Amounts represent New World Group Members' net investment in the Company.

8. CERTAIN INFORMATION CONCERNING THE PURCHASER

  The Purchaser is a Delaware corporation. The Purchaser, together with its consolidated subsidiaries, is a diversified hospitality company with operations in two business segments: Lodging, which operates and franchises lodging businesses under five brand names and operates a vacation timesharing business; and Contract Services, consisting of food service and facilities management for clients in business, education and health care; development, ownership and operation of retirement communities; and wholesale food distribution.

  Until October 8, 1993, the Purchaser was a wholly-owned subsidiary of Marriott Corporation. Marriott Corporation separated the Purchaser's businesses from its other businesses through a distribution (the "DISTRIBUTION") to the holders of outstanding shares of Marriott Corporation common stock, on a share-for-share basis, of all the outstanding shares of the Purchaser's common stock. Upon the consummation of the Distribution, the Purchaser became a separate, publicly-held company and Marriott Corporation changed its name to Host Marriott Corporation.

  The principal executive offices of the Purchaser are located at 10400 Fernwood Road, Bethesda, Maryland 20817. The name, citizenship, business address, present principal occupation or employment, and material positions held during the past five years of each of the directors and executive officers of the Purchaser are set forth in Schedule I to this Offer to Purchase.

  Except as set forth in this Offer to Purchase, neither the Purchaser, nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Purchaser, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule I, has had, since July 1, 1993, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since July 1, 1993, there have been no contacts, negotiations or transactions between the Purchaser, or its subsidiaries or, to the best knowledge of any of the Purchaser, any of the persons listed on
Schedule I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except, as set forth in this Offer to Purchase, neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on
Schedule I, or any majority-owned subsidiary or associate of the Purchaser or any person so listed beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days.

  Certain Financial Information. Set forth below is a summary of certain consolidated financial and operating data relating to the Purchaser and its consolidated subsidiaries excerpted or derived from the information contained in or incorporated by reference into the Purchaser's Annual Report on Form 10-K for the year ended December 29, 1995 filed with the Commission pursuant to Rule 15d-2 of the Exchange Act (the "PURCHASER 10-K") and the Purchaser's Quarterly Reports on Form 10-Q for the quarters ended September 6, 1996 and September 8, 1995. More comprehensive financial information is included in or incorporated by reference into the Purchaser 10-K and other documents filed by the Purchaser with the Commission, and the financial information summary set forth below is qualified in its entirety by reference to the Purchaser 10-K and such other documents and all the financial information and related notes contained therein.

                         MARRIOTT INTERNATIONAL, INC.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                    ($ IN MILLIONS, EXCEPT PER SHARE DATA)

                                        36 WEEKS ENDED
                                        ----------------
                                                               FISCAL YEAR
                                        SEPT. 6  SEPT. 8  -----------------------
                                         1996     1995     1995    1994   1993(1)
                                        -------  -------  ------  ------  -------
INCOME STATEMENT DATA
Net sales and operating revenues and
 other revenues........................ $6,725   $6,051   $8,961  $8,415  $7,430
Income before cumulative effect of a
 change in accounting principle(2).....    196      157      247     200     159
Net income.............................    196      157      247     200     126
BALANCE SHEET DATA (AT END OF PERIOD)
Working capital........................   (330)    (128)    (150)   (166)   (142)
Total assets...........................  5,211    3,844    4,018   3,207   3,092
Total long-term indebtedness...........  1,285      687      806     506     564
Shareholders' equity...................  1,278      965    1,054     767     696
PER SHARE DATA
Earnings per common share before
 cumulative effect of a change in
 accounting principle(2)...............   1.45     1.19     1.87    1.51    1.28
Change in accounting for income
 taxes(2)..............................    --       --       --      --     (.27)
Earnings per common share (and common
 share equivalents)....................   1.45     1.19     1.87    1.51    1.01
Earnings per share on a fully diluted
 basis(3)..............................   1.44     1.19     1.87    1.51    1.00
WEIGHTED AVERAGE SHARES
Weighted average shares outstanding
 during the period.....................  127.4    124.5    124.7   125.5   117.2

--------
(1) The Purchaser was a wholly-owned subsidiary of Marriott Corporation (now named Host Marriott Corporation) prior to October 8, 1993, on which date its common stock was distributed to Marriott Corporation shareholders. The historical income statement of the Purchaser for 1993 includes 40 weeks of operating results as a subsidiary of Marriott Corporation and 12 weeks of operating results as an independent entity. As a result, 1996, 1995 and 1994 operating results are not directly comparable to the results reported by the Purchaser for fiscal year 1993.
(2) Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," was adopted in the first fiscal quarter of 1993.
(3) Earnings per share is computed on a fully diluted basis by using the weighted average number of outstanding common shares plus other potentially dilutive securities during the applicable period.

  The Purchaser is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Purchaser's directors and officers, their remuneration, stock options granted to them, the principal holders of the Purchaser's securities and any material interest of such persons in transactions with the Purchaser is required to be described in proxy statements distributed to the Purchaser's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office. The information should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005. The Commission also maintains an Internet site on the world wide web at http://www.sec.gov that contains reports and other information.

9. SOURCES AND AMOUNTS OF FUNDS

  The Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the number of Shares that are outstanding and to pay fees and expenses related to the Offer will be approximately $1 billion. To obtain these funds, the Purchaser intends to use amounts raised through the public or private securities markets, cash on hand, and borrowings under its Acquisition Credit Facility (defined below) and its Revolving Credit Facility (defined below).

  An unsecured acquisition credit facility (the "ACQUISITION CREDIT FACILITY") is available to the Purchaser pursuant to a Credit Agreement dated as of February 21, 1997 (the "ACQUISITION CREDIT AGREEMENT") among the Purchaser, Citibank, N.A., as Administrative Agent, and certain financial institutions, as lenders. A copy of Acquisition Credit Agreement is filed as an exhibit to the Schedule 14D-1. The Purchaser may borrow up to an aggregate of $400 million under the Acquisition Credit Facility in order to finance the acquisition of the Shares of the Company and the payment for Company Stock Options (in each case upon consummation of the Offer), and, thereafter, for general corporate purposes of the Purchaser and its subsidiaries.

  If the Offer closes on or before June 30, 1997, the lenders' commitment under the Acquisition Credit Facility is available until February 20, 1998 (the "COMMITMENT TERMINATION DATE") (subject to earlier termination at the election of the Purchaser or in the event of a default). Any loans made under the Acquisition Credit Facility must be repaid on the Commitment Termination Date; provided, however, that by notice to the Agent not more than 30 nor less than 10 days prior to the Commitment Termination Date, the Purchaser may convert such loans into term loans that mature eighteen months after the Commitment Termination Date.

  An unsecured revolving credit facility (the "REVOLVING CREDIT FACILITY" and together with the Acquisition Credit Facility, the "CREDIT FACILITIES") is available to the Purchaser pursuant to a Credit Agreement dated as of July 12, 1996 (the "REVOLVING CREDIT AGREEMENT" and, together with the Acquisition Credit Agreement, the "CREDIT AGREEMENTS") among the Purchaser, Citibank, N.A., as Administrative Agent, and certain financial institutions, as lenders. The Purchaser may borrow up to an aggregate of $1 billion at any time outstanding under the Revolving Credit Facility for general corporate purposes, which includes acquisitions such as the acquisition of the Shares pursuant to the Offer. Loans made under the Revolving Credit Agreement mature at the expiration of the Revolving Credit Facility on June 30, 2001 (as the same may be extended or changed pursuant to the Revolving Credit Agreement). As of February 21, 1997, approximately $775 million was available for borrowing under the Revolving Credit Facility.

  The Purchaser's ability to borrow under each of the Credit Facilities is conditioned only upon the accuracy at the time of borrowing of customary representations and warranties, the absence of a default under the applicable Credit Agreement and, in the case of the Acquisition Credit Facility, the consummation of the Offer. The Purchaser currently satisfies these conditions (with the exception of the consummation of the Offer) and believes that these conditions will be satisfied, and that adequate borrowing capacity will exist under the Credit Facilities, at the time that funds are required to pay for Shares tendered in the Offer.

  Each loan provided pursuant to either Credit Facility bears interest, at the Purchaser's election at (i) one of two identified variable interest rates as in effect from time to time plus an incremental interest rate margin that depends on the Purchaser's senior unsecured long-term debt ratings at the time, or (ii) a rate determined pursuant to a competitive bidding process among the financial institutions party to the applicable Credit Agreement. The Purchaser also pays quarterly facility fees based upon the Purchaser's senior unsecured long-term debt ratings at the time.

  The preceding description of certain terms and conditions of the Revolving Credit Facility is subject in its entirety to the terms and conditions of the Revolving Credit Agreement, which is incorporated herein by reference to
Exhibit 10 to the Purchaser's Quarterly Report on Form 10-Q for the quarter ended June 14, 1996. The preceding description of certain terms and conditions of the Acquisition Credit Facility is subject in its entirety to the terms and conditions of the Acquisition Credit Agreement, which is filed as an exhibit to the Schedule 14D-1.

  The Purchaser expects it will repay any amounts borrowed under the Credit Facilities with cash flow from operations and/or with proceeds from subsequent refinancings in the public or private securities markets, the commercial paper market or a refinancing of such credit facilities prior to their respective expiration dates.

10. BACKGROUND OF THE OFFER; THE ACQUISITION AGREEMENT; THE SHAREHOLDER AGREEMENT; THE CONFIDENTIALITY AGREEMENT

 BACKGROUND OF THE OFFER

  On December 31, 1996 and during the first week of January 1997, several press releases appeared in the U.S. press concerning the possible sale of the Company to Doubletree. After reviewing these releases, the Purchaser contacted one of its investment bankers to discuss the Company. After giving due consideration to the matter, on January 9, 1997, the Purchaser, through Arne Sorenson, a Senior Vice President of the Purchaser, sent a letter to the Company indicating an interest in acquiring the Company at a price higher than the one proposed by Doubletree.

  As a result of Mr. Sorenson's letter, the Company asked the Purchaser to execute a confidentiality agreement. A confidentiality agreement was executed by the Company and the Purchaser on January 10, 1997 (the "CONFIDENTIALITY AGREEMENT"). Immediately thereafter representatives of the Purchaser began a due diligence review of the Company. During the due diligence process, representatives of the Company suggested that if the Purchaser was serious about making a bid to acquire the Company, it would be appropriate for representatives of the Purchaser to meet with Henry Cheng Kar-Shun, Chairman of the Company and Managing Director of New World Hotels (Holdings) Limited, the owner of all of the outstanding capital stock of Diamant Hotel Investments N.V., the majority shareholder of the Company. The Purchaser was told that all interested bidders for the Company were being given the same suggestion.

  On January 28 and 29, 1997, J. Willard Marriott, Jr., Chairman and Chief Executive Officer of the Purchaser, Michael A. Stein, Executive Vice President and Chief Financial Officer of the Purchaser, and Mr. Sorenson, together with a representative of the Purchaser's investment banker, met with Dr. Cheng and several of the Company's executive officers and advisors in Hong Kong. During these meetings the parties discussed the Purchaser's interest in acquiring the Company. The parties also discussed the advantages the Purchaser's management expertise would bring to owners of hotels managed by the Company. The price the Purchaser might offer to acquire the Company was not discussed during these meetings.

  On February 4, 1997, Mr. Sorenson made a presentation concerning the Company to the Purchaser's executive officers. On February 6, 1997, Mr. Sorenson made a presentation to the Board of Directors of the Purchaser at the Board's regularly scheduled meeting.

  Representatives of the Company called Mr. Sorenson during the week of February 3, 1997, and invited Mr. Sorenson and others to meet with Dr. Cheng and other representatives of the Company in Beaver Creek, Colorado. During this conversation Mr. Sorenson was advised that potential bidders for the Company were invited to meet with Dr. Cheng and that each bidder would be allowed two hours to make a presentation to Dr. Cheng and other representatives of the Company and answer their questions. On February 9, 1997, Mr. Sorenson, Mr. Stein, an attorney for the Purchaser and a representative of the Purchaser's investment banker met with Dr. Cheng, senior executives of the Company and the Company's investment bankers and legal counsel in Beaver Creek. The discussions during this meeting concerned the Purchaser's plan for the management of the combined companies, and branding issues relating to hotels managed by the Company. The price the Purchaser might offer to acquire the Company was not discussed during this meeting.

  On February 11, 1997, the Purchaser submitted a written bid to acquire all the outstanding common stock of the Company for $28 per Share in cash. The bid was subject to approval by the Board of Directors of the Purchaser and the execution of definitive agreements embodying the terms of the transaction. After submitting this bid, Mr. Sorenson received a telephone call from a representative of the Company inviting Mr. Sorenson and the Purchaser's attorneys to Palm Springs, California to meet with representatives of the Company to discuss the bid and for the attorneys to meet with the Company's attorneys to review and revise a proposed set of definitive agreements for the proposed transaction.

  Mr. Sorenson met with Dr. Cheng, Robert W. Olesen, Chief Financial Officer for the Company, K. Daniel Heininger, General Counsel for the Company, and an outside attorney for the Company on February 13, 1997. On February 14, 1997, Mr. Sorenson and other representatives of the Purchaser met with representatives of the Company and its attorneys and reviewed a draft of the definitive documents that would be required to consummate the proposed transaction. At the meetings on February 13 and 14, 1997, the price to be paid by the Purchaser for the common stock of the Company was not discussed.

  On February 15, 1997, a special meeting of the Board of Managing Directors of the Company was held in Los Angeles, California, to review the terms of the offers that had been received by the Company, including the Purchaser's offer. On February 16, 1997, in the morning, Dr. Cheng and Mr. Sorenson spoke and
Dr. Cheng suggested that the Purchaser should consider increasing its bid above $28 per Share. The Board of Managing Directors meeting was scheduled to reconvene at 9 A.M. on February 16, 1997.

  Mr. Sorenson told Dr. Cheng he would seek authority to increase the bid. At approximately 9 A.M. on February 16, 1997, Mr. Sorenson delivered a letter to Dr. Cheng increasing the Purchaser's bid to $30 per Share in cash. At 10:30 A.M. Dr. Cheng called Mr. Sorenson and informed him the Board of Managing Directors had voted to accept the Purchaser's bid, subject to receipt of a fairness opinion from the Company's investment banker and finalization of definitive agreements. During the balance of the day on February 16, 1997, representatives of the Purchaser and the Company negotiated the final terms of the definitive documents for the transactions.

  The Purchaser's Board of Directors met on February 17, 1997 and the transaction with the Company was approved at $30 per Share. The members of the Purchaser's Board of Directors offered to elect Dr. Cheng to the Board effective on the later of June 1, 1997 or on the consummation of the Offer. Dr. Cheng has accepted this offer. The Company received the fairness opinion of its investment banker, the definitive agreements were executed and delivered on February 17, 1997, and the transaction was publicly announced on the morning of February 18, 1997.

  On February 24, 1997, the Purchaser commenced the Offer.

THE ACQUISITION AGREEMENT

  The following is a summary of certain provisions of the Acquisition Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 and which is incorporated herein by reference. The following summary is qualified in its entirety by reference to the Acquisition Agreement.

  The Offer. The Acquisition Agreement provides for the making of the Offer by the Purchaser. Subject only to the Conditions (as defined at Section 15 below), the Purchaser has agreed to accept for payment and pay for all Shares tendered pursuant to the Offer as soon as practicable following the expiration of the Offer. Without the written consent of the Company (such consent to be authorized by the Board of Managing Directors of the Company or a duly authorized committee thereof), the Purchaser shall not (i) decrease the Offer Price or change the form of consideration payable pursuant to the Offer (other than as set forth below), (ii) decrease the number of Shares sought or extend the Offer (other than as set forth below), or (iii) impose any additional conditions or amend any condition of the Offer in any manner adverse to the holders of the Shares; provided, however, that if on the scheduled expiration date of the Offer (as it may be extended), all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended by the Purchaser from time to time to permit the satisfaction of such conditions until termination of the Acquisition Agreement, without the consent of the Company, to permit satisfaction of such conditions. In addition, the Purchaser may, without the consent of the Company, increase the Offer Price and extend the Offer to the extent required by law.

  The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to (i) there being, at the expiration of the Offer, validly tendered and not withdrawn that number of Shares which represent at least ninety percent (90%) of the capital stock entitled to vote and then outstanding (the "MINIMUM CONDITION") and (ii) the satisfaction of certain other conditions that are set forth below in Section 15 of this Offer to Purchase.

  Company Stock Options. Upon the consummation of the Offer, all outstanding options and other rights to acquire shares under any stock option or purchase plan, program or similar arrangement (each, as amended, an "OPTION PLAN" and such options and other rights, "STOCK OPTIONS") of the Company, shall vest in full and the Purchaser shall pay to the holder of each outstanding Stock Option an amount equal to the difference between the Offer Price and the exercise price of each such Stock Option, unless the Purchaser and the pertinent holder agree otherwise in writing. Such amount shall be paid by the Purchaser in cash. If and to the extent required by the terms of the Option Plans or the terms of any Stock Option granted thereunder, the Company shall use its best efforts to obtain the consent of each holder of outstanding Stock Options to the foregoing treatment of such Stock Options and to take any other action necessary to effectuate the foregoing provisions.

  Except as otherwise agreed to by the parties and to the extent permitted by the Option Plans, the Option Plans of the Company shall terminate as of the consummation of the Offer and any rights under any provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company shall be canceled as of the consummation of the Offer.

  Recommendation. In the Acquisition Agreement, the Company consents to the Offer and states that the Board has unanimously (i) determined that the Offer is fair to and in the best interests of the shareholders of the Company, (ii) approved the Acquisition Agreement and the transactions contemplated thereby, and (iii) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares thereunder to the Purchaser.

  Interim Agreements of the Purchaser and the Company. Except as contemplated by the Acquisition Agreement, the Company has covenanted and agreed that, during the period from the date of the Acquisition Agreement to the consummation of the Offer, unless the Purchaser has consented in writing thereto, the Company shall, and shall cause each of its subsidiaries to: (a) conduct its business and operations only in the ordinary course of business consistent with past practice; (b) use all reasonable efforts to preserve intact the business organizations, goodwill, rights, licenses, permits and franchises of the Company and its subsidiaries and maintain their existing relationships with customers, suppliers and other persons having business dealings with them; (c) use its commercially reasonable efforts to keep in full force and effect adequate insurance overages and maintain and keep its properties and assets in good repair, working order and condition, normal wear and tear excepted; (d) not amend or modify its respective articles or certificate of incorporation, by-laws, partnership agreement or other charter or organization documents; (e) not authorize for issuance, issue, sell, grant, deliver, pledge or encumber or agree or commit to issue, sell, grant, deliver, pledge or encumber any shares of any class or series of capital stock of the Company or any of its subsidiaries or any other equity or voting security or equity or voting interest in the Company or any of its subsidiaries, any securities convertible into or exercisable or exchangeable for any such shares, securities or interests, or any options, warrants, calls, commitments, subscriptions or rights to purchase or acquire any such shares, securities or interests (other than issuances of Shares upon exercise of Stock Options granted prior to the date of the Acquisition Agreement to directors, officers, employees and consultants of the Company in accordance with the Company Stock Option Plan as currently in effect); (f) not
(A) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, (B) in solely the case of the Company, declare, set aside or pay any dividends on, or make other distributions in respect of, any of the Company's capital stock, or (C) repurchase, redeem or otherwise acquire, or agree or commit to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity or debt securities or equity interests of the Company or any of its subsidiaries;
(g) not amend or otherwise modify the terms of any Company Options or the company stock plan the effect of which shall be to make such terms more favorable to the holders thereof or persons eligible for participation therein; (h) other than regularly scheduled seniority increases in the ordinary course of business consistent with past practice, not increase the compensation payable or to become payable to any directors, officers or employees of the Company or any of its subsidiaries, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or officer of the Company or any of its subsidiaries, or establish, adopt, enter into or amend in any material respect or take action to accelerate any material rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of the Company of any of its subsidiaries; (i) not acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisition of stock, equity securities or interests, or assets) any corporation, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets of any other person outside the ordinary course of business consistent with past practice or any interest in any real properties (whether or not in the ordinary course of business);
(j) not incur, assume or guarantee any indebtedness for borrowed money (including draw-downs on letters or lines of credit) or issue or sell any notes, bonds, debentures, debt instruments, evidences of indebtedness or other debt securities of the Company or any of its subsidiaries or any options, warrants or rights to purchase or acquire any of the same, except for (A) renewals of existing bonds and letters of credit in the ordinary course of business not to exceed $10,000,000 and (B) advances, loans or other indebtedness in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $5,000,000; (k) not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any material properties or assets of the Company or any of its subsidiaries; (l) not authorize or make any capital expenditures (including by lease) in excess of $5,000,000 in the aggregate for the Company and all of its subsidiaries; (m) not make any material change in any of its accounting or financial reporting (including Tax accounting and reporting) methods, principles or practices, except as may be required by United States generally accepted accounting principles ("GAAP"); (n) not make any material tax election or settle or compromise any material United States, Dutch or foreign tax liability; (o) except in the ordinary course of business consistent with past practice, not amend, modify or terminate specified contracts or waive, release or assign any material rights or claims thereunder; (p) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries; (q) not take any action that would, or would be reasonably likely to, result in any of the representations and warranties set forth in the Acquisition Agreement not being true and correct in any material respect or any of the Conditions not being satisfied; and (r) not agree or commit in writing or otherwise to do (or, in the case of clauses (a) through (c), to do anything inconsistent with) any of the foregoing.

  Other Offers. Prior to consummation of the Offer, the Company agrees (a) that neither it nor any of its subsidiaries shall, nor shall it or any of its subsidiaries authorize or permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant, consultant or other advisor, agent, representative or expert retained by or acting on behalf of it or any of its subsidiaries) (collectively, "REPRESENTATIVES") to, directly or indirectly, initiate, solicit, negotiate, encourage, or provide confidential information to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to any of its shareholders) concerning, or that may reasonably be expected to lead to, an Alternative Transaction (any such proposal or offer being hereinafter referred to as an "ALTERNATIVE TRANSACTION PROPOSAL"), and (b) that it will notify the Purchaser promptly if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any of its subsidiaries; provided, however, that (i) the foregoing shall not prohibit the Board of Managing Directors from, to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Transaction Proposal and (ii) the Company and its subsidiaries and Representatives may furnish confidential information to and participate in negotiations with a person making or proposing to make an Alternative Transaction Proposal if (x) the Company's Board of Managing Directors is advised by one or more of its financial advisors that such person has the financial wherewithal to consummate an Alternative Transaction, (y) the Board of Managing Directors reasonably determines, after receiving advice from the Company's financial advisor, that such person has proposed an Alternative Transaction that involves consideration to the Company's shareholders that is superior to the consideration provided for under the Agreement and (z) based upon the advice of counsel to such effect, the Company's Board of Managing Directors determines in good faith that it is necessary so to furnish information and/or negotiate in order to comply with its fiduciary duty to shareholders of the Company. The Company agrees that prior to furnishing any such information to, or entering into any discussions or negotiations with, any person or entity concerning an Alternative Transaction Proposal, the Company shall (i) receive from such person or entity an executed confidentiality agreement in customary form on terms not less favorable to the Company than the confidentiality provisions contained in the Confidentiality Agreement dated January 10, 1997 between the Purchaser and the Company (the "CONFIDENTIALITY AGREEMENT"), providing for confidentiality of information furnished by the Company to the Purchaser and its Representatives in connection with the transactions contemplated hereby, and (ii) provide written notice to the Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity. The Company shall provide the Purchaser with a summary of the terms of any Alternative Transaction Proposal received by the Company, or its subsidiaries or Representatives. For purposes of the Acquisition Agreement, "ALTERNATIVE TRANSACTION" means any of the following involving the Company or any of its subsidiaries: (i) any merger, consolidation, Buy-Out, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, determined on a consolidated basis in accordance with GAAP;
(iii) any tender offer, exchange offer or other offer for 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) the acquisition by any person or entity of beneficial ownership or the right to acquire beneficial ownership of, or the formation or existence of any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of the Company; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement or commitment to engage in any of the foregoing.

  Board Representation. The Acquisition Agreement provides that in the event that the Purchaser purchases and pays for at least a majority of the outstanding Shares, the Company shall promptly take all actions necessary and available (including, if requested by the Purchaser, calling a general meeting of the holders of Shares) to cause the Board of Managing Directors to consist solely of persons designated by the Purchaser.

  Agreements Regarding Buy-Out. Pursuant to the Acquisition Agreement, at the request of the Purchaser, the Company will (i) inform the Purchaser of the fact that the Purchaser and/or one or more of its affiliates jointly holds 95% or more of the issued share capital in the Company, as soon as the Company has become aware of that fact; (ii) provide the Purchaser with extracts from and/or copies of the shareholders' register of the Company if so required by the Purchaser; and (iii) provide the Purchaser and/or any auditor instructed by the Purchaser with such information regarding the Company in order for the Purchaser and/or such auditor to be in a position to establish the value or price of a share in the issued capital of the Company for the purposes of proceedings pursuant to Section 2:92a of the DCC.

  Indemnification. From and after the consummation of the Offer, the Purchaser shall, and shall cause the Company to, indemnify and hold harmless each person who was on February 17, 1997, or was at any time prior thereto, an officer or director of the Company or any of its subsidiaries (the "INDEMNIFIED PARTIES") against any losses, claims, damages, judgments, settlements, liabilities, costs or expenses (including without limitation reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the consummation of the Offer (including, without limitation, in connection with the transactions contemplated by the Acquisition Agreement), to the fullest extent that the Company or such subsidiaries would have been permitted, under applicable law and the articles of incorporation or by-laws of the Company or the organizational documents of such subsidiaries each as in effect on the date of the Acquisition Agreement, to indemnify such person (and the Purchaser or the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law upon receipt from the Indemnified Party to whom expenses are advanced of a written undertaking to repay such advances). The Purchaser and the Company shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing this provision. If the foregoing indemnity is not available with respect to any Indemnified Party, then the Purchaser and the Company, on the one hand, and the Indemnified Party, on the other hand, shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

  The Acquisition Agreement provides that from and after the consummation of the Offer until the sixth anniversary thereof, the Purchaser shall cause the Company to maintain directors' and officers' liability insurance covering the Indemnified Parties who are covered, in their capacities as directors and officers of the Company, by the existing directors' and officers' liability insurance of the Company in force on the date of the Acquisition Agreement, with respect to losses or claims arising out of acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the consummation of the Offer, and upon terms no less favorable to the Indemnified Parties than such existing directors' and officers' liability insurance; provided, however, that the Company shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage, and that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of such limit, the Company shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to such limit.

  Reasonable Efforts; Consents and Certain Arrangements. Each of the parties to the Acquisition Agreement agrees to use all commercially reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, and consult and fully cooperate with and provide reasonable assistance to each other party hereto and their respective Representatives in order, to consummate and make effective the transactions contemplated by the Acquisition Agreement as promptly as practicable, including, without limitation, (i) using all commercially reasonable good faith efforts to make all filings, applications, notifications, reports, submissions and registrations with, and to obtain all consents, approvals, authorizations or permits of, governmental entities or other persons or entities as are necessary for the consummation of the Offer and the other transactions contemplated by the Acquisition Agreement (including, without limitation, pursuant to the HSR Act, the Securities Act of 1933, as amended, the Exchange Act, Blue Sky Laws and other applicable laws and regulations in effect in the United States, The Netherlands or any other jurisdiction), and (ii) taking such actions and doing such things as any other party hereto may reasonably request in order to cause any of the Conditions to be fully satisfied. Prior to making any application to or filing with any governmental entity or other person or entity in connection with the Acquisition Agreement, the Company, on the one hand, and the Purchaser, on the other hand, shall provide the other with drafts thereof and afford the other a reasonable opportunity to comment on such drafts.

  Without limiting the generality of the foregoing, each of the Purchaser and the Company has agreed to cooperate and use all commercially reasonable efforts to vigorously contest and resist any action, suit, proceeding or claim, and to have vacated, lifted, reversed or overturned any injunction, order, judgment or decree (whether temporary, preliminary or permanent), that delays, prevents or otherwise restricts the consummation of the Offer or any other transaction contemplated by the Acquisition Agreement, and to take any and all actions (including, without limitation, the disposition of assets, divestiture of businesses, or the withdrawal from doing business in particular jurisdictions) as may be required by governmental entities as a condition to the granting of any such necessary approvals or as may be required to avoid, vacate, lift, reverse or overturn any injunction, order, judgment, decree or regulatory action (provided, however, that in no event shall any party hereto take, or be required to take, any action that could reasonably be expected to have a material adverse effect on the business, operations, prospects, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (a "COMPANY MATERIAL ADVERSE EFFECT"), or that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, financial condition or results of operations of the Purchaser and its subsidiaries, taken as a whole (a "PURCHASER MATERIAL ADVERSE EFFECT")).

  Employee Benefits. The Purchaser acknowledges that the Company is bound by the employee severance plans applicable to employees of the Company, and Purchaser agrees to cause the Company to perform the terms thereof. The Company agrees, prior to consummation of the Offer, that it shall, or shall cause one of its subsidiaries to, take such action as is necessary to avoid the requirement under the Renaissance Hotels Executive Supplemental 401(k) Plan and Renaissance Hotels Deferred Incentive Plan (together, the "PLANS") that, upon a change in control of the Company or one of its subsidiaries, the liabilities under the Plans be funded through an irrevocable trust. Effective as of the consummation of the Offer, the Purchaser shall assume the Company's and any of the Company's subsidiaries, liabilities and obligations under the Plans, except for the obligation to establish an irrevocable trust to fund the liabilities. The Company and the Purchaser agree that employees of the Company or any of its subsidiaries who participate in the Plans shall be fully vested in their accrued benefits under the Plans as of the consummation of the Offer. The Purchaser shall use its best efforts to ensure that the intended timing of distributions under the Plans and the intended tax consequences to participants in the Plans shall be maintained on and after the consummation of the Offer, except to the extent modified by written agreement between the Purchaser and such participants.

  Representations and Warranties. The Acquisition Agreement contains certain representations and warranties of the parties including representations by the Company as to organization, capitalization, subsidiaries, authority relative to the Acquisition Agreement, absence of conflicts with other obligations, consents and approvals, filings with the Commission, undisclosed liabilities, absence of certain changes concerning the Company's business, litigation, compliance with laws, employee benefit plans, labor matters, tax matters, properties of the Company and its subsidiaries, environmental matters, material contracts and commitments, intangible property, opinion of the Company's financial advisor, and brokers.

  Termination. Pursuant to the terms of the Acquisition Agreement, the Acquisition Agreement may be terminated and the Offer may be abandoned at any time prior to consummation of the Offer: (a) by mutual consent of the Purchaser and the Company; or (b) by action of the Board of Directors of either the Purchaser or the Company if: (i) (x) the consummation of the Offer shall not have occurred on or before June 30, 1997 (provided that the right to terminate the Acquisition Agreement under this clause (i) is not available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under the Acquisition Agreement was the cause of or resulted in the failure of the Offer to be consummated on or before such date); or (y) the Offer shall have expired or been terminated and the Purchaser shall not have purchased any Shares pursuant to the Offer unless, in the case of termination by the Purchaser, the Purchaser's obligation to purchase Shares pursuant to the Offer shall not have been satisfied by reason of any failure of the Purchaser to fulfill its obligations hereunder; or (ii) a United States federal or state or Dutch court of competent jurisdiction or United States federal or state or Dutch governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Acquisition Agreement and such order, decree, ruling or other action shall have become final and non-appealable (provided, that the party seeking to terminate the Acquisition Agreement pursuant to this clause (ii) shall have used all commercially reasonable efforts to remove such injunction, order or decree); or (c) by action of the Board of Managing Directors of the Company on five days' prior written notice to Purchaser if the Board of Managing Directors of the Company withdraws its approval or recommendation of the Offer or the Acquisition Agreement, by reason of an Alternative Transaction Proposal, and the Company pays to the Purchaser the fee provided in Section
7.2 of the Acquisition Agreement; or (d) by action of the Board of Directors of the Purchaser, if the Board of Managing Directors of the Company shall not have issued, or shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner materially adverse to the Purchaser, its approval or recommendation of the Offer or the Acquisition Agreement or shall have recommended an Alternative Transaction Proposal to the shareholders of the Company, or shall have adopted any resolution to effect any of the foregoing. In the event of the termination of the Acquisition Agreement and the abandonment of the Acquisition pursuant to its terms, all future obligations and liabilities of the parties thereto shall terminate, except any obligations of the parties to pay fees and expenses described below under "Fees and Expenses."

  Fees and Expenses. Pursuant to the Acquisition Agreement, in the event that any person shall have made an Alternative Transaction Proposal for the Company and the Acquisition Agreement is terminated by either party, or in the event that the Acquisition Agreement is otherwise terminated under Section 7.1(d) thereof, the Company shall pay the Purchaser a fee of $27,500,000 and reimburse the Purchaser for its documented out-of-pocket expenses in connection with the transactions contemplated by the Acquisition Agreement not exceeding $1,000,000.

  Except as specifically provided in the Acquisition Agreement, each party shall bear its own respective expenses incurred in connection with the Acquisition Agreement and the Offer, including the preparation, execution and performance of the Acquisition Agreement and the transactions contemplated thereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

  Amendment. The Acquisition Agreement may be amended by action taken by the parties' respective boards of directors, at any time by an instrument in writing signed on behalf of each of the parties thereto.

  Assignment. The Acquisition Agreement permits the Purchaser to assign its rights and delegate its obligations to a wholly-owned subsidiary. Any such assignment and delegation would not relieve the Purchaser of its obligations under the Acquisition Agreement.

SHAREHOLDER AGREEMENT

  The following is a summary of certain provisions of the Shareholder Agreement. A copy of the Shareholder Agreement is filed as an exhibit to the
Schedule 14D-1 and is incorporated herein by reference. The Shareholder Agreement may be examined, and copies may be obtained, as set forth in Section 7 above. The following summary is qualified in its entirety by reference to the Shareholder Agreement. The Principal Shareholder's obligations under the Shareholder Agreement are guaranteed by New World Hotels (Holdings) Limited, a Hong Kong corporation that is the beneficial owner of all outstanding capital stock of the Principal Shareholder.

  The Shareholder Agreement contains, among other representations and warranties, a representation and warranty by the Shareholder as to its record and beneficial ownership of 16,368,000 Shares.

  Tender of Shares. Pursuant to the Shareholder Agreement, the Principal Shareholder agrees to tender and not withdraw all Shares beneficially owned by it (or to cause the record owner thereof to tender and not withdraw such Shares), pursuant to and in accordance with the terms of the Offer. The parties have agreed that the Principal Shareholder will, for all Shares tendered by the Principal Shareholder in the Offer and accepted for payment and paid for by the Purchaser, receive the same per Share consideration paid to other holders of Shares who have tendered into the Offer.

  Restrictions on Transfer and Proxies; No Solicitation. The Principal Shareholder agrees that it shall not directly or indirectly: except as expressly provided in the Shareholder Agreement, (i) transfer (including the transfer of any securities of an affiliate which is the record holder of Shares if, as the result of such transfer, such person would cease to be an affiliate of the Principal Shareholder) to any person any or all Shares; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Shares; or (iii) take any action that would make any representation or warranty of the Principal Shareholder contained in the Shareholder Agreement untrue or incorrect or would result in a breach by the Principal Shareholder of its obligations under the Shareholder Agreement.

  The Principal Shareholder shall not, and shall cause its representatives not to, directly or indirectly, (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Alternative Transaction or any inquiry with respect thereto, or (ii) in the event of an unsolicited Alternative Transaction Proposal, engage in negotiations or discussions with, or provide any information or data to, any person (other than the Purchaser, any of its affiliates or representatives) relating to any Alternative Transaction. The Principal Shareholder agrees to notify the Purchaser orally and in writing of any such offers, proposals, inquiries relating to the purchase or acquisition by any person of any Owned Shares (including without limitation the terms and conditions thereof and the identity of the person making it), within 24 hours of the receipt thereof. The Principal Shareholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to any Alternative Transaction relating to the Company, other than discussions or negotiations with the Purchaser and its affiliates.

  Voting of Owned Shares; Irrevocable Proxy. The Principal Shareholder agrees that, at any meeting of the Company's shareholders in connection with any written consent of the Company's shareholders, subject to the absence of a preliminary or permanent injunction or other final order by any United States federal, state or foreign court barring such action, the Principal Shareholder shall vote (or cause to be voted) all owned Shares: (i) in favor of the Offer, the execution and delivery by the Company of the Acquisition Agreement and the approval and acceptance of the Offer and the terms thereof and each of the other actions contemplated by the Acquisition Agreement and the Shareholder Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Acquisition Agreement or of the Principal Shareholder under the Agreement or (B) impede, interfere with, delay, postpone, or adversely affect the Offer or the transactions contemplated thereby or by the Acquisition Agreement; and (iii) except as otherwise agreed to in writing in advance by the Purchaser, against the following actions (other than the Offer and the transactions contemplated by the Acquisition Agreement and the Shareholder Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries (including any Alternative Transaction); (B) any sale, lease or transfer of a substantial portion of the assets or business of the Company or its subsidiaries, or reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of the Company or its subsidiaries; or (C) any change in the present capitalization of the Company including any proposal to sell any equity interest in the Company or any of its subsidiaries. The Principal Shareholder shall not enter into any agreement, arrangement or understanding with any person the effect of which would be inconsistent or violative of the foregoing provisions.

  Option. Pursuant to the Shareholder Agreement, the Principal Shareholder has granted to the Purchaser an option to purchase all owned Shares a price equal to the Offer Price. The Option may be exercised during a six-month period commencing on a termination of the Acquisition Agreement (x) under Section 7.1(c) or (d) of the Acquisition Agreement, or (y) so long as the Purchaser shall not have materially breached the Acquisition Agreement or the Shareholder Agreement, under Section 7.1(b)(i)(y) of the Acquisition Agreement if at the expiration or termination of the Offer there is pending or outstanding an Alternative Transaction Proposal.

  Assignment. The Shareholder Agreement permits the Purchaser to assign its rights and delegate its obligations to a wholly-owned subsidiary. Any such assignment and delegation would not relieve the Purchaser of its obligations under the Shareholder Agreement.

CONFIDENTIALITY AGREEMENT

  The following is a summary of certain provisions of the Confidentiality Agreement. A copy of the Confidentiality Agreement is filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Confidentiality Agreement may be examined, and copies may be obtained, as set forth in Section 7 above. The following summary is qualified in its entirety by reference to the Confidentiality Agreement.

  Pursuant to the Confidentiality Agreement, the Purchaser agreed, among other things, that it and its representatives would keep confidential certain information (the "INFORMATION") furnished to it by the Company and use such Information solely for the purpose of evaluating a business combination, restructuring, sale or other transactions (an "ACQUISITION TRANSACTION") involving the Purchaser and the Company.

  The Confidentiality Agreement contains a "standstill provision" which provides that until July 10, 1998, neither the Purchaser nor any of its affiliates will, without the prior written consent of the Company and its Board of Managing Directors: (i) in any manner, acquire, attempt to acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or any assets of the Company or any subsidiary or division thereof; (ii) make or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote or seek, advise or influence any person or entity with respect to, the voting of, any voting securities of the Company; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets; (iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing;
(v) advise, assist or encourage any other person in connection with any of the foregoing; or (vi) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger or other Acquisition Transaction.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

  The purpose of the Offer is for the Purchaser to acquire a controlling equity interest in the Company. Consummation of the Offer in accordance with its terms and conditions will provide the Purchaser with at least a ninety percent (90%) equity interest in the Company.

  After consummation on the Offer, the Purchaser plans to assess various aspects of the Company's business, including but not limited to operating, administrative and corporate systems, policies and procedures and organizational structure in an effort to identify efficiencies that could result from the combined businesses. After this initial assessment is complete the Purchaser expects to adopt the best practices employed by either company to maximize operating efficiencies of the combined companies. The Purchaser expects this process to take at least one year.

  Buy-Out. Subject to the terms and conditions of the Acquisition Agreement, and in accordance with the provisions of the DCC, the Purchaser intends to take all actions necessary and proper under the DCC to commence the process leading to the Buy-Out in accordance with Section 2:92a of the DCC to acquire all the issued Shares not acquired by Purchaser pursuant to the Offer. Under the DCC, the Purchaser will not be able to initiate the Buy-Out unless the Purchaser and its affiliates own at least ninety-five percent (95%) of the issued and outstanding capital stock of the Company at such time.

  Under the DCC, a shareholder (or affiliated shareholders belonging to the same corporate group) holding for its own account at least 95% of the issued and outstanding capital of a Netherlands public limited liability company ("N.V.") or private limited liability company ("B.V.") may initiate proceedings before the Enterprise Chamber ("Ondernemingskamer") of the Court of Appeals in Amsterdam. In such proceedings, the Court will order each remaining shareholder to transfer its Shares to the initiating party, unless:
(a) a remaining shareholder would suffer serious material damages, unrelated to the value of the shares to be transferred, (b) a shareholder has shares that provide him with special voting rights or authority, or (c) the initiating party has waived its rights vis-a-vis the remaining shareholders. The Court will determine the price that the initiating party must pay for the Shares, which it may base upon the advice of one or more independent experts. BECAUSE THE BUY-OUT WOULD REQUIRE A COURT PROCEEDING AND EXPERT VALUATION, RECEIPT OF FUNDS COULD BE SUBSTANTIALLY DELAYED, AND THE PRICE PAID IN THE BUY-OUT MAY BE MORE OR LESS THAN THE OFFER PRICE.

  Statutory Merger. The Acquisition Agreement also provides that, if the Purchaser acquires less than ninety-five percent (95%) of the outstanding Shares pursuant to the Offer, then the Purchaser may in its sole discretion elect, to the extent permitted by the DCC, to effectuate a statutory merger (a "STATUTORY MERGER") involving the Company as a disappearing entity pursuant to
Section 2:308 et seq. of the DCC, in which case, to the extent permitted by the DCC, the merger consideration shall be the same as (or shall provide equivalent value to) the Offer Price.

  The Purchaser may consider and, if appropriate, propose a triangular statutory merger in which, subject to the DCC, the Company would merge with two tiers of subsidiaries of the Purchaser. The Company would disappear in this merger, the upper tier subsidiary (the "GROUP COMPANY") would become a holding company, and the lower tier subsidiary (the "SURVIVING COMPANY") would survive and succeed to all the assets and liabilities of the Company. Shareholders of the Company not tendering their shares in the Offer would thus become shareholders of the Group Company, and would have the rights and obligations of holders of interests in that entity, rather than in the Company or the Surviving Company.

  Under any Statutory Merger, to the extent that the Surviving Company held assets immediately prior to the merger, the ownership percentage of the non-tendering shareholders in the Group Company would be less than their current ownership percentage in the Company. If, after a Statutory Merger, the ownership percentage of Purchaser and its affiliates in the Group Company exceeded ninety-five percent (95%), then, subject to the DCC, the Purchaser may be entitled to, and may, commence the Buy-Out.

  Conversion to Private Limited Liability Form. If the shares are delisted from the NYSE and registration under the Exchange Act terminated, as contemplated by the Purchaser (see Section 12 below), and subject to the requirements of the DCC, then the Company may convert its corporate form from "N.V." (public limited liability company) to Netherlands "B.V." (private limited liability company). Interests in a "B.V." are not freely transferable under the DCC. The transfer must be subject to either or both (i) approval by the corporation's management or supervisory board or such other corporate body (e.g., the general meeting of shareholders) as is set forth in the articles of association, or (ii) certain rights of first refusal of the other shareholders. The articles of association may further limit acquisition of shares to persons meeting specified requirements.

  Rights of Minority Holders. If the Minimum Condition is satisfied and the Purchaser acquires in excess of 90% of the Shares, then the non-tendering shareholders, in the aggregate, would hold less than 10% of the Shares. Under the DCC, holders of 10% of the voting capital stock of a Netherlands "N.V." (unless a lower percentage is specified in a company's articles of association) have the authority to cause the company to call a shareholders meeting. Holders of 10% of the voting capital stock of a Netherlands "N.V." further have the right to request a special investigation into the affairs of the company by court appointed experts. If the Purchaser acquires in excess of 90% of the Shares in the Offer, then the non-tendering shareholders, acting together as a group, would no longer hold sufficient Shares to be entitled to exercise any of the foregoing rights under the DCC.

  Sale of U.S. Companies and Dividend of Proceeds; Tax Consequences of Dividend. Regardless of whether the Purchaser is able to proceed with the Buy-Out or chooses to proceed with a Statutory Merger or conversion from "N.V." to "B.V.", the Purchaser contemplates taking certain actions to integrate certain operations of the Company (many of which are located in the United States) with the existing operations of the Purchaser and its affiliates. The Purchaser is considering a number of alternatives in order to facilitate these objectives. One alternative would be for the Company to sell to a wholly-owned subsidiary of the Purchaser the stock of RHHI. The purchase price would be the fair market value as determined by an independent investment banking firm. The purchase price for RHHI (the "U.S. Operations Purchase Price"), though not yet valued, is expected to be a substantial portion of the value of the Company. The Purchaser would pay the U.S. Operations Purchase Price to the Company in consideration for the transfer of stock of RHHI and other entities. The Company would then declare and pay a dividend approximating the U.S. Operations Purchase Price pro rata to its shareholders, including the non-tendering shareholders. Other alternatives to achieve the same objectives are currently under consideration. No final decision has been made concerning the structure of such alternatives. ANY DIVIDEND PAID TO NON-RESIDENTS OF THE NETHERLANDS FOLLOWING THE SALE OF RHHI WOULD GENERALLY BE SUBJECT TO NETHERLANDS DIVIDEND WITHHOLDING TAX (AND, IN SOME SITUATIONS, BE SUBJECT TO NETHERLANDS INCOME TAX OR CORPORATION TAX, AS THE CASE MAY BE) ON THE ENTIRE AMOUNT OF THE DIVIDEND OR A PORTION THEREOF. SEE SECTION 5 ABOVE. As noted in
Section 5, above, if Shares purchased in the Offer are held by a Netherlands private limited liability company then no Netherlands withholding tax should be payable upon receipt by such entity of the dividend paid after a sale of RHHI.

  The Acquisition Agreement does not require the Purchaser to implement either the Buy-Out, a Statutory Merger, or any of the other foregoing possible scenarios. The Purchaser, however, intends to commence the Buy-Out if eligible to do so under the DCC. After consummation of the Offer, the Purchaser will continue to review approaches to integration of the business of the Company with that of the Purchaser and its other affiliates.

12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE could consider delisting the Shares if, among other things, the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, there were less than 1,200 holders of at least 100 shares or the aggregate market value of the publicly held Shares was less than $5 million. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares on such exchanges is discontinued, the market for the Shares could be adversely affected.

  If the NYSE were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through Nasdaq or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on a securities exchange or Nasdaq reporting.

  IT IS THE CURRENT INTENTION OF THE PURCHASER TO CAUSE THE COMPANY TO DELIST THE SHARES FROM THE NYSE AND TO TERMINATE THE REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT AFTER CONSUMMATION OF THE OFFER, IF THE REQUIREMENTS FOR SUCH DELISTING AND TERMINATION OF REGISTRATION ARE MET. AS A RESULT, A NON-TENDERING SHAREHOLDER MAY IN THE FUTURE HOLD A HIGHLY ILLIQUID INVESTMENT WITH NO ASSURANCE AS TO THE TIMING OF ANY OPPORTUNITY FOR DISPOSITION. SUBSEQUENT CONVERSION OF THE COMPANY TO A "B.V." WOULD FURTHER LIMIT THE LIQUIDITY OF INVESTMENTS IN SHARES. SEE SECTION 11 ABOVE.

  No appraisal rights are available in connection with the Offer. However, if the Buy-Out is initiated, shareholders of the Company would have certain rights under the DCC to receive payment in cash for the fair value of the Shares. Such rights could lead to a judicial determination of the fair value required to be paid in cash to such non-tendering holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price.

  The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Buy-Out or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it and the Shares remain registered under the Exchange Act. Purchaser believes, however, that if the Buy-Out were consummated within one year of the purchase of Shares pursuant to the Offer, Rule 13e-3 would not be applicable to the Buy-Out. The Purchaser believes that if the Buy-Out is not consummated within one year of its purchase of Shares pursuant to the Offer, and if the Shares are still subject to the Exchange Act, then Rule 13e-3 may be applicable to the Buy-Out. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS

  If, on or after the date of the Acquisition Agreement, the Company should
(a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares (other than the issuance of Shares upon exercise of Stock Options granted prior to the date of the Acquisition Agreement to directors, officers, employees and consultants of the Company in accordance with the Company Stock Option Plan as then in effect), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to the Purchaser's rights under Sections 1 and 15, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after the date of the Acquisition Agreement, the Company should declare or pay any dividend on the Shares or make any distribution (including, without limitation, cash dividends, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, without prejudice to the Purchaser's rights under Sections 1 and 15, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price for Shares tendered in the Offer or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

  Section 5.1 of the Acquisition Agreement prohibits the Company from taking any of the foregoing actions without the prior written consent of the Purchaser.

14. EXTENSION OF TENDER PERIOD; AMENDMENT; TERMINATION

  The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, regardless of whether or not any of the Conditions set forth at Section 15 will have occurred or will have been determined by the Purchaser to have occurred, subject to the terms of the Acquisition Agreement and the applicable rules of the Commission, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. In the Acquisition Agreement, the Purchaser and the Company have agreed that either party may terminate the Acquisition Agreement if the Offer shall not have been consummated by June 30, 1997 (provided that such right to terminate the Acquisition Agreement shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under the Agreement has been the cause of or resulted in the failure of the Offer to be consummated on or before such date).

  The Purchaser also reserves the right, in its sole discretion, subject to the terms of the Acquisition Agreement, in the event any of the conditions specified in Section 15 will not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

  If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer (including the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to shareholders and investor response. If prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time, as computed in accordance with Rule 14d-1 under the Exchange Act.

15. CONDITIONS TO THE OFFER

  Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any tendered Shares, and may amend the Offer consistent with the terms of the Acquisition Agreement or terminate the Offer if (i) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after February 17, 1997 and at or before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

    (A) there shall have occurred any change, event, occurrence or circumstance in the business, operations, properties, financial condition or results of operations of the Company or any of its subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect (except for changes, events, occurrences or circumstances with respect to general economic or industry conditions);

    (B) any governmental entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which (1) makes the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibits or restricts consummation of the Offer, (2) imposes material limitations on the ability of the Purchaser to acquire or hold or to exercise any rights of ownership of the Shares, or effectively to manage or control the Company and its business, assets and properties or (3) has had or is reasonably likely to have a Company Material Adverse Effect; provided, however, that the parties shall use all commercially reasonable efforts to cause any such decree, judgment or other order to be vacated or lifted;

    (C) the representations and warranties of the Company set forth in the Acquisition Agreement shall not (i) have been true and correct in any material respect on the date of the Acquisition Agreement or (ii) be true and correct in any respect as of the Expiration Date (as such date may be extended) as though made on or as of such date or the Company shall have breached or failed in any respect to perform or comply with any material obligation, agreement or covenant required by the Acquisition Agreement to be performed or complied with by it except, in each case with respect to clause (ii), (x) for changes specifically permitted by the Acquisition Agreement and (y) (A) for those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of representations and warranties (without regard to materiality qualifications therein contained) to be true and correct, or the performance or compliance with such obligations, agreements or covenants, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

    (D) the Acquisition Agreement shall have been terminated in accordance with its terms;

    (E) it shall have been publicly disclosed or the Purchaser shall have learned that any person, entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act), other than the Purchaser or its affiliates, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) of 20% or more of the Shares, or shall have entered into a definitive agreement with the Company with respect to a tender offer or exchange offer for any Shares or merger, consolidation or other business combination with or involving the Company or any of its subsidiaries;

    (F) the Board of Managing Directors of the Company shall have withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Offer, shall have recommended to the Company's shareholders another offer or shall have adopted any resolution to effect any of the foregoing;

    (G) any of the consents, approvals, authorizations, orders or permits required to be obtained by the Company, the Purchaser, or their respective subsidiaries in connection with the Offer from, or filings or registrations required to be made by any of the same prior to the consummation of the Offer with, any governmental entity in connection with the execution, delivery and performance of the Acquisition Agreement shall not have been obtained or made or shall have been obtained or made subject to conditions or requirements, except (i) where the failure to have obtained or made any such consent, approval, authorization, order, permit, filing or registration or such conditions or requirements could not reasonably be expected to (1) have a Company Material Adverse Effect or a Purchaser Material Adverse Effect or (2) impose material limitations on the ability of the Purchaser to acquire or hold or to exercise any rights of ownership of the Shares, or effectively to manage or control the Company and its business, assets and properties and (ii) for any such consent, approval, authorization, order, permit, filing or registration related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages; or

    (H) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the NYSE, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having had or being reasonably likely to have a Company Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer,
  (4) any limitation or proposed limitation (whether or not mandatory) by any United States or Dutch governmental authority or agency, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, (5) from the date of this Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index or (6) in the case of any of the situations described in clauses (1) through (5) inclusive, existing at the date of the commencement of the Offer, a material acceleration, escalation or worsening thereof;

which, in the reasonable judgment of the Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

  The conditions set forth in this Section 15 (the "CONDITIONS") are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of any circumstances giving rise to any condition and may be waived by the Purchaser, in whole or in part at any time and from time to time in the sole discretion of the Purchaser. The failure by the Purchaser (or any affiliate of the Purchaser) at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

  Except as described in this Section 16, based upon a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, the Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or otherwise or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer or otherwise. Should any such approval or other action be required, the Purchaser currently contemplates that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the business of the Company or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to certain of the legal matters discussed in this Section
16. See Section 15.

  State Takeover Statutes. A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states.

  In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, addressing Indiana's Control Share Acquisition Act, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable under certain conditions, in particular, that the corporation has a substantial number of shareholders in the state and is incorporated there.

  The Company, through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. The Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered. See Section 14.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by the Purchaser of a Notification and Report Form with respect to the Offer, unless the Purchaser receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within the initial 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or material from the Purchaser concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the Purchaser. In practice, complying with a request for additional information or material can take a significant amount of time.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of the Shares pursuant to the Offer and the Acquisition Agreement. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of the Purchaser or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws in certain circumstances. Based upon an examination of publicly available information relating to the business in which the Purchaser and the Company are engaged, the Purchaser believes that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  The Purchaser is reviewing requirements for filings with foreign antitrust and competition enforcement authorities. One or more such filings may be required. The submission of such filings may, pending approval or further action by governmental authorities, constitute a failure of one of the Conditions, and could thus delay or prevent acceptance of the Offer and payment for Shares.

  Federal Reserve Board Regulations. The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. The Purchaser believes that the financing of the acquisition of the Shares will not be subject to the margin regulations.

17. FEES AND EXPENSES

  The Purchaser has retained Salomon Brothers to act as Dealer Manager in connection with the Offer and serve as financial advisor to the Purchaser in connection with the proposed acquisition of the Company. Upon the acquisition by the Purchaser or its subsidiary of the Company, or all or a significant portion of the assets of the Company or more than 5% of the equity securities of the Company, the Purchaser has agreed to pay Salomon Brothers a fee of $5 million. The Purchaser will also reimburse Salomon Brothers for reasonable out-of-pocket expenses, including reasonable attorneys' fees and expenses, and has also agreed to indemnify Salomon Brothers against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

  The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and First Chicago Trust Company of New York, to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

  The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the fees of the Dealer Manager, the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18. MISCELLANEOUS

  The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser has filed with the Commission the Tender Offer Statement on
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 7 (except that such material will not be available at the regional offices of the Commission).

                                          Marriott International, Inc.
February 24, 1997

                                  SCHEDULE I

               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

  The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of the Purchaser and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is c/o 10400 Fernwood Road, Bethesda, Maryland 20817. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Purchaser. All directors and officers listed below are citizens of the United States. Parenthetical years indicated the year the individual was elected or appointed a director of the Purchaser.

NAME AND TITLE         AGE EMPLOYMENT HISTORY
--------------         --- ------------------
J.W. Marriott, Jr.*     64 Mr. Marriott is Chairman of the Board, President and
Chairman of the Board      Chief Executive Officer of the Purchaser.
and CEO                    Mr. Marriott has been a director of the Purchaser
                           since 1964 (including the period prior to the spin-
                           off of the Purchaser in 1993 from Marriott
                           Corporation (now known as Host Marriott Corporation)
                           (the "Distribution")), and is currently serving a
                           three-year term expiring at the 1999 Annual Meeting
                           of Shareholders. He also serves as a director of
                           Host Marriott Corporation, Host Marriott Services
                           Corporation, General Motors Corporation, Outboard
                           Marine Corporation and the U.S.-Russia Business
                           Roundtable. He also serves on the board of trustees
                           of the Mayo Foundation, the National Geographic
                           Society, and Georgetown University, and on the
                           advisory board of the Boy Scouts of America. He is
                           on the President's Advisory Committee of the
                           American Red Cross and the Executive Committee of
                           the World Travel & Tourism Council, and is a member
                           of the Business Council and the Business Roundtable.
                           Mr. Marriott became President of Marriott
                           Corporation in 1964, Chief Executive Officer of
                           Marriott Corporation in 1972 and Chairman of the
                           Board of Marriott Corporation in 1985. Effective
                           March 31, 1997, Mr. Marriott will resign as
                           President but will continue to serve as Chairman and
                           Chief Executive Officer.
Richard E. Marriott*    58 Mr. Marriott has been a director of the Purchaser
Director                   since 1979 (including the period prior to the
                           Distribution), and is currently serving a three-year
                           term expiring at the 1998 Annual Meeting of
                           Shareholders. Mr. Marriott is Chairman of the Board
                           of Host Marriott Corporation. He is also Chairman of
                           the Board of First Media Corporation and serves as a
                           director of Host Marriott Services Corporation,
                           Potomac Electric Power Company, Riggs National Bank,
                           and trustee of Gallaudet University, Polynesian
                           Cultural Center, Primary Children's Medical Center,
                           Boys and Girls Clubs of America SE Region, and The
                           J. Willard Marriott Foundation. He also serves on
                           the board of trustees of Federal City Council and
                           Marriott Foundation for People with Disabilities.
                           Prior to the Distribution, Mr. Marriott served as an
                           Executive Vice President and member of the Board of
                           Directors of Marriott Corporation.

--------
* Messrs. J.W. Marriott, Jr. and Richard E. Marriott are brothers.

NAME AND TITLE           AGE EMPLOYMENT HISTORY
--------------           --- ------------------
Gilbert M. Grosvenor      65 Mr. Grosvenor has been a director of the Purchaser
Director                     since 1987 (including the period prior to the
                             Distribution), and is currently serving a three-year
                             term expiring at the 1998 Annual Meeting of
                             Shareholders. Mr. Grosvenor is Chairman of the Board
                             of the National Geographic Society (a publisher of
                             books and magazines and producer of television
                             documentaries) and a director or trustee of Chevy
                             Chase Federal Savings Bank, Ethyl Corporation, and
                             Saul Centers, Inc. Prior to the Distribution, Mr.
                             Grosvenor served as a member of the Board of
                             Directors of Marriott Corporation.
Floretta Dukes McKenzie   61 Dr. McKenzie has been a director of the Purchaser
Director                     since 1992 (including the period prior to the
                             Distribution), and is currently serving a three-year
                             term expiring at the 1997 Annual Meeting of
                             Shareholders. Dr. McKenzie is the founder, President
                             and a director of The McKenzie Group, Inc. (an
                             educational consulting firm). She is also a director
                             or trustee of Potomac Electric Power Company,
                             National Geographic Society, the Acacia Group, Group
                             Hospitalization and Medical Services, Inc., Reading
                             is Fundamental (RIF), Howard University, White House
                             Historical Association, American Association of
                             School Administrators Foundation Fund, Lightspan
                             Partnership, Inc., Impact II--The Teachers Network,
                             Foundation for Teaching Economics, National Academy
                             Foundation, Institute for Educational Leadership,
                             Inc., and National Association of Partners in
                             Education, Inc. (NAPE). From 1981 to 1988, she
                             served as Superintendent of the District of Columbia
                             Public Schools. Prior to the Distribution, Dr.
                             McKenzie served as a member of the Board of
                             Directors of Marriott Corporation.
Harry J. Pearce           54 Mr. Pearce has been a director of the Purchaser
Director                     since 1995 and is currently serving a term to expire
                             at the 1998 Annual Meeting of Shareholders. Mr.
                             Pearce is Vice Chairman of the Board of General
                             Motors Corporation (an automobile manufacturer) and
                             a director of General Motors Acceptance Corporation,
                             Hughes Electronics Corporation, American Automobile
                             Manufacturers Association and the Economic Strategy
                             Institute, and is a member of the U.S. Air Force
                             Academy's Board of Visitors. He also serves on the
                             board of trustees of Howard University and is a
                             member of Northwestern University School of Law's
                             Visiting Committee and the Dean's Advisory Council.
W. Mitt Romney            50 Mr. Romney has been a director of the Purchaser
Director                     since 1993 (including the period prior to the
                             Distribution), and is currently serving a three-year
                             term expiring at the 1999 Annual Meeting of
                             Shareholders. Mr. Romney is a director, President
                             and Chief Executive Officer of Bain Capital, Inc. (a
                             private equity investment firm). He is also a
                             director of The Sports Authority, Inc., Duane Reade,
                             Inc., and Staples, Inc. Mr. Romney is a member of
                             the Executive Board of Boy Scouts of America and the
                             boards of the National Points of Light Foundation
                             and City Year. Prior to the Distribution, Mr. Romney
                             served as a member of the Board of Directors of
                             Marriott Corporation.

NAME AND TITLE            AGE EMPLOYMENT HISTORY
--------------            --- ------------------
Roger W. Sant              65 Mr. Sant has been a director of the Purchaser since
Director                      1993, and is currently serving a three-year term
                              expiring at the 1997 Annual Meeting of Shareholders.
                              Mr. Sant is Chairman of the Board and a co-founder
                              of The AES Corporation (an international independent
                              power business). He is also Chairman of the Board of
                              World Wildlife Fund (U.S.) and a member of the Board
                              of World Resources Institute and Worldwide Fund for
                              Nature.
Lawrence M. Small          55 Mr. Small has been a director of the Purchaser since
Director                      1995, and is currently serving a term to expire at
                              the 1997 Annual meeting of Shareholders. Mr. Small
                              is President, Chief Operating Officer and a member
                              of the Board of Directors of Fannie Mae (a
                              Congressionally chartered mortgage financing
                              corporation). Prior to joining Fannie Mae, Mr. Small
                              was Vice Chairman and Chairman of the Executive
                              Committee of the Boards of Directors of
                              Citicorp/Citibank. He also serves as a director of
                              The Chubb Corporation, Chairman of the Financial
                              Advisory Committee of Trans-Resources International,
                              a member of the Board of Trustees of Morehouse
                              College and New York University Medical Center, and
                              a member of the U.S. Holocaust Memorial Council.
Clifford J. Ehrlich        58 Mr. Ehrlich joined Marriott Corporation in 1973 and
Senior Vice President         was Marriott Corporation's chief human resources
                              executive from April 1978 until the Distribution in
                              1993. In 1980, Mr. Ehrlich was elected Senior Vice
                              President--Human Resources of Marriott Corporation.
                              In October 1993, effective as of the Distribution,
                              he was named to his current position. Mr. Ehrlich
                              has announced his retirement from the Purchaser,
                              effective March 31, 1997.
Joseph Ryan                55 Mr. Ryan joined the Purchaser in December 1994 as
Executive Vice President      Executive Vice President and General Counsel. Prior
and General Counsel           to that time, he was a partner in the law firm of
                              O'Melveny & Myers, serving as the Managing Partner
                              from 1993 until his departure. He joined O'Melveny &
                              Myers in 1967 and was admitted as a partner in 1976.
William J. Shaw            51 Mr. Shaw joined Marriott Corporation in 1974, was
Executive Vice President      Corporate Controller in 1979 and a Vice President in
and President--Marriott       1982. In 1985, he assumed responsibility for
Service Group                 Marriott Corporation's tax department and risk
                              management department and was elected Senior Vice
                              President--Finance. In 1986, Mr. Shaw was elected
                              Senior Vice President--Finance and Treasurer of
                              Marriott Corporation. He was elected Executive Vice
                              President of Marriott Corporation and promoted to
                              Chief Financial Officer in April 1988. In February
                              1992, he was elected President of the Marriott
                              Service Group, which now comprises the Purchaser's
                              Contract Service Group. In October 1993, effective
                              as of the Distribution, he was named to his current
                              position. Mr. Shaw is also Chairman of the Board of
                              Host Marriott Services Corporation. Effective March
                              31, 1997, Mr. Shaw will become President and Chief
                              Operating Officer of the Purchaser.

NAME AND TITLE            AGE EMPLOYMENT HISTORY
--------------            --- ------------------
Michael A. Stein           47 Mr. Stein joined Marriott Corporation in 1989 as
Executive Vice President      Vice President, Finance and Chief Accounting
and Chief Financial           Officer. In 1990, he assumed responsibility for
Officer                       Marriott Corporation's financial planning and
                              analysis functions. In 1991, he was elected Senior
                              Vice President--Finance and Corporate Controller of
                              Marriott Corporation and also assumed responsibility
                              for Marriott Corporation's internal audit function.
                              In October 1993, effective as of the Distribution,
                              he was named Executive Vice President and Chief
                              Financial Officer. Prior to joining Marriott
                              Corporation, Mr. Stein spent 18 years with Arthur
                              Andersen LLP (formerly Arthur Andersen & Co.) where,
                              since 1982, he was a partner.
William R. Tiefel          62 Mr. Tiefel joined Marriott Corporation in 1961 and
Executive-Vice President      was named President of Marriott Hotels, Resorts and
and President--Marriott       Suites in 1988. Mr. Tiefel previously served as a
Lodging Group                 resident manager and general manager at several
                              Marriott Hotels prior to being appointed Regional
                              Vice President and later Executive Vice President of
                              Marriott Hotels, Resorts and Suites and Marriott
                              Ownership Resorts. Mr. Tiefel was elected Executive
                              Vice President of Marriott Corporation in November
                              1989. In March 1992, Mr. Tiefel was elected
                              President--Marriott Lodging Group and assumed
                              responsibility for all of the Purchaser's lodging
                              brands. In October 1993, effective as of the
                              Distribution, he was named to his current position.

  The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.


                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

        By Mail:                By Overnight Courier:                  By Hand:

  Tenders & Exchanges            Tenders & Exchanges          Attention: Tenders & Exchanges
     P.O. Box 2569                 14 Wall Street            c/o The Depository Trust Company
    Suite 4660-RHG            8th Floor, Suite 4680-RHG          55 Water Street, DTC TAD
Jersey City, New Jersey        New York, New York 10005          Vietnam Veterans Memorial
      07303-2569                                               Plaza New York, New York 10041



                            Facsimile Transmission
                       (For Eligible Institutions Only):

                                 201-222-4720
                                      or
                                 201-222-4721

               Confirm Receipt of Notice of Guaranteed Delivery:
                                (201) 222-4707

  Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                [LOGO OF MACKENZIE PARTNERS, INC. APPEARS HERE]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                       or

                         CALL TOLL-FREE: (800) 322-2885

                      The Dealer Manager for the Offer is:

                              SALOMON BROTHERS INC

                            Seven World Trade Center
                            New York, New York 10048
                         (212) 783-1622 (Call Collect)